 Exhibit 10.2

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This agreement (“Agreement”) is entered into as of January 16, 2018 (the “Effective Date”), by and between Dr. Charles E. Inturrisi, an individual, and Dr. Paolo Manfredi, an individual, jointly and severally (collectively, “Assignee”) and Relmada Therapeutics, Inc., a Nevada corporation (“Assignor”).

RECITALS

WHEREAS, Dr. Charles E. Inturrisi is an employee of Cornell University (“Cornell”) and in that capacity developed certain inventions regarding d-Methadone in the context of analgesic use (the “Cornell Invention”);

WHEREAS, Medeor, Inc. (“Medeor”), a corporation organized under the laws of Delaware, and Cornell have entered into an Amended and Restated License Agreement, dated April 17, 2012 and further amended on December 31, 2013, pursuant to which Cornell licensed all its rights, title, and interest in and to the Cornell Invention to Medeor (the “Cornell License Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated December 31, 2013, Assignor was merged into Medeor and Assignor became a party to Cornell License Agreement as successor by merger to Medeor;

WHEREAS, pursuant to a letter dated August 17, 2012 from Cornell to Dr. Charles E. Inturrisi (the “Carve-Out Letter”), a copy of which is attached as Exhibit 1 hereto, Cornell relinquished and released to Dr. Charles E. Inturrisi any intellectual property rights that may arise from Dr. Charles E. Inturrisi’s right, title, and interest with respect to any of Dr. Charles E. Inturrisi’s work related to d-Methadone after that date, including the testing and research on its formulations, its use as a therapeutic, or its effects on patients and animals, including without limitation the subject matter of the Cornell License Agreement, provided that such work is not performed as part of Dr. Inturrisi’s employment responsibilities at Cornell and on such other terms and conditions as further provided in the Carve-Out Letter;

WHEREAS, Assignee jointly and collectively developed certain inventions regarding d-Methadone in the context of psychiatric use (the “Existing Invention”);

WHEREAS, on October 29, 2013, Assignee and Medeor entered into an Intellectual Property Assignment Agreement (“Original Assignment Agreement”), a copy of which is attached as Exhibit 2 hereto, pursuant to which Assignee assigned and transferred all of Licensor’s right, title, and interest in the Existing Invention to Medeor, which was assigned to Assignor by merger;

 WHEREAS, Assignee jointly and collectively developed certain further inventions regarding d-Methadone in the context of neurological and other uses (the “New Invention”);

WHEREAS, subject to the terms and conditions of this Agreement, Assignor and Assignee desire to enter into this Agreement for Assignor to assign all right, title, and interest in the Existing Invention and intellectual property relating to it assigned to Assignor in the Original Assignment Agreement to Assignee;

WHEREAS, immediately following the execution of this Agreement, Assignor and Assignee will execute and enter into to a License Agreement (the “License Agreement”) licensing the use of certain inventions relating to d-Methadone, including without limitation, the Existing Invention and the New Invention, to Assignor;

NOW THEREFORE, for good and valuable consideration, including, among other things, the mutual covenants set forth herein, which include, among other things, Licensor’s entering into the License Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee further agree as follows:

1.       Definitions. The terms “Assigned IP”, “Related Assigned IP”, “Future Inventions”, “Assigned Patents”, “Patent”, “Assigned Technical Information”, and “Assigned Intangible Assets” shall have the meaning set forth in the Original Assignment Agreement.

2.       Assignment. As of the Effective Date, Assignor irrevocably and presently sells, transfers, conveys, assigns, an delivers to Assignee and Assignee accepts all right, title, and interest of Assignor in and to the Existing Invention and Invention and intellectual property relating to it assigned to Assignor in the Original Assignment Agreement, including without limitation, the Assigned IP, Related Assigned IP, Future Inventions, Assigned Patents (which include, without limitation, the Patents set forth in Schedule 1 of the Original Assignment Agreement and the Patents set forth in Schedule 1 hereto), Assigned Technical Information, and Assigned Intangible Assets (collectively, the “Transferred IP Rights”).

3.       Further Assurances. Assignor agrees to cooperate with Assignee such that Assignee may enjoy to the fullest extent the rights conveyed under this Agreement. Following the execution of this Agreement, Assignor shall deliver to Assignee such further information and documents and shall execute and deliver to Assignee such further instruments and agreements (including without limitation, patent and intellectual property assignment agreements) as Assignee shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

4.       Assignor’s Warranty.

(a)       Assignor warrants and represents that it has not entered into any assignment, contract or understanding in conflict with the terms and provisions of this Agreement whether in part or in their entirety.

(b)       Assignor represents and warrants that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and that the performance of such obligations will not conflict with or result in a breach of any agreement to which Assignor is a party or is otherwise bound.

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(c)       Assignor represents and warrants that (i) Assignor is the lawful owner of all right, title and interest in and to the Transferred IP Rights, and has the unrestricted right to grant the rights granted under Section 2 to this Agreement free and clear of any claims, liens, encumbrances, liens, or security interests and (ii) Assignor has no knowledge of any pending or threatened actions, investigations, claims or proceedings relating to the Transferred IP Rights.

5.       Execution of License Agreement. Assignor and Assignee agree to enter into the License Agreement within two (2) business days of the Execution date. If Assignor and Assignee do not enter into the License Agreement within said period, the assignment of the Existing Invention and related intellectual property to Assignee set forth in this Agreement shall be null and void and all right, title, and interest in the Existing Invention and related intellectual property assigned herby shall revert to Assignor. Upon such reversion to Assignor Assignee shall transfer and assign all such right, title, and interest back to Assignor. Assignee shall execute and deliver to Assignor such further instruments and agreements (including without limitation, patent and intellectual property assignment agreements) as Assignor shall reasonably request to consummate or confirm such transfers and assignments. Assignor shall not be liable to Assignee for any claim for infringement of any intellectual property right arising from any use or exploitation of the Existing Invention or any intellectual property assigned hereby to Assignee in the period between the Execution Date and the entry into the License Agreement.

6.       Successors. This Agreement shall inure to the benefit of and is binding upon the respective successors and assigns of Assignor and Assignee.

7.       Amendments. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by Assignor and Assignee.

8.       Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

9.       Severability. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. If any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

(signature page follows)

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IN WITNESS WHEREOF, Assignor and Assignee caused this Agreement to be duly executed as of the Effective Date.

ASSIGNEE

Dr. Charles E. Inturrisi and Dr. Paolo Manfredi

By: /s/ Charles E. Inturrisi	By: /s/ Paolo Manfredi
Dr. Charles E. Inturrisi	Dr. Paolo Manfredi

ASSIGNOR

RELMADA THERAPEUTICS, INC.

By: /s/ Sergio Traversa
Sergio Traversa
Chief Executive Officer

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